Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q4 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: JANUARY 30, 2015/11:00AM EST

Operator

Good day ladies and gentlemen and welcome to the Saia Inc. Fourth Quarter 2014 Results Conference Call. Today’s conference is being recorded. And at this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead, sir.

Doug Col — Treasurer

Thanks, Greg. Good morning. Welcome to Saia’s fourth quarter 2014 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer; and Fred Holzgrefe, our Vice President, Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I’d like to turn the call over to Rick O’Dell.

Rick O’Dell — President and CEO

Well, thank you for joining us to discuss Saia’s result. I am pleased to report that Saia finished off a record year in 2014 with solid fourth quarter results. To produce both record revenue and earnings in our 90th year of operation is a testament to the hard work and talent of the entire Saia team.

Some highlights from the quarter compared to the fourth quarter of last year include the following. Total revenue increased 10.7% to $310 million, our LTL revenue increased 10.6%, LTL tonnage rose 4.3%. Purchase transportation as a percentage of total line miles decreased for the second quarter in a row to 12.5%. Our operating ratio of 93.4 improved by a 130 basis points. Our operating income grew 40% and our earnings per share $0.53 compared to $0.32 a year ago.

In the fourth quarter, we continue to focus on providing best in class service to our customers as demonstrated by our consistent 98% on time service performance. Our 6% increase in LTL yield in the fourth quarter was primarily driven by contractual increases but also benefited from our increased usage of dimensioners across our system and continuous revenue mix management. Yield gains are further evidence of the value proposition offered by Saia continues to resonate with our customers and this marks the 18th consecutive quarter of improved yield.

Looking back on the full year I am pleased that we are able to overcome a number of challenges including accident severity, service disruptions due to weather and increasing cost of incremental capacity. We experienced higher than expected cost of purchase transportation and labor in a capacity constrained environment. And while we were willing to add these costs to maintain quality service for our customers it did serve to reinforce the need to raise prices and make sure that all of our freights yields an adequate return particularly in this capacity challenged environment. I am sure that you will note that our yield trends and incremental margins improved materially in the second half of the year.

A few highlights from 2014, we should continue to benefit both service and profitability in 2015, are as follows. LTL tonnage grew 6.3% for the year indicating our value propositions continue to be recognized and accepted by our customers. Our LTL yield was 4.4% in 2014 due to a combination of contractual rate discussions which increasingly include targeted increases on unprofitable lanes, as well as a general rate increase of 4.5% that was implemented on April 1.

An increased use of dimensioners in 2014 aided yield improvement and in 2015 we will have 30 dimensioners operating at strategic terminals to ensure that freight classification is accurate and the customers are paying an appropriate rate for what they are shipping. Our line of fleet is now 100% equipped with logistics post trailers and our load average for the year improved by 1.7%.

The uniform fleet promotes repetitive loading techniques which should lead to continued improvements in load average and cargo claims experience. And to support our company wide commitment to the best in class cargo claims ratio we continue to invest in equipment and training. For example, we’ve recently implemented airbag systems on the docks at all of our major terminals and have portable inflation devices on forklifts in the smaller terminals so the air bags come in use at every facility

We also doubled the number of Regional Claims Managers to ensure that proper loading and unloading techniques are uniform across our network. We have also increased our regional safety staff giving us more training resources and an increasing opportunity to have daily interaction with our drivers making full use of all the additional data points available for our in cap technology to prevent accidents.

Our fuel efficiency improved by 2.5% for the year to 6.6 miles per gallon driven by investment and ongoing driver training, new tractors and in cap technology. And finally, in the fourth quarter and early end of the first quarter of this year we’ve increased our field sales force by 8% positioning ourselves to continue to seek out customers who value our service proposition.

Furthering our yield enhancement efforts in early January we implemented a 4.9% general rate increase. We believe that we are competitively positioned to grow our market share and however I would say we’re committed to progressing towards industry leading margins and we will forsake tonnage growth for the opportunity to improve margins through yield improvement.

Now I would like to have Fritz Holzgrefe review our fourth quarter and our full year results. Fritz?

Fritz Holzgrefe — VP, Finance and CFO

Thanks Rick and good morning everyone. As Rick mentioned the fourth quarter 2014 earnings per share were $0.53 and a include $0.04 related to tax credits for the full year that were not enacted until the fourth quarter. For the quarter, revenues were $310 million with operating income of $20.6 million. This compares to 2013 fourth quarter of $280 million and operating income of $14.7 million, both periods included 62 work days.

As Rick mentioned LTL yield for the fourth quarter of 2014 increased by 6% which primarily reflects the favorable impact of continued pricing actions consistent with the trend of the past several years. Our industrial engineering initiatives are driving productivity improvements and our incremental margin improved with added density in our network.

Now I would like to mention a few other key expense items from the fourth quarter results. Salaries, wages and benefits rose 13% to $153 million in the fourth quarter, reflecting additional headcount, wages associated with maintaining service levels and higher tonnage trends and also a midyear wage increase of approximately 3%, as well as ongoing benefit cost inflation.

Purchase transportation expense for the quarter rose $4.3 million compared to last year; but as mentioned earlier purchase transportation miles is a percent of total line haul miles was down sequentially from the third quarter.

Depreciation and amortization of $14.8 million compared to $13.8 million in the prior year quarter due to continued investment in tractors and trailers resulting in a newer fleet. Claim and insurance expense was 6.9 million in the quarter compared to 7.4 million in the quarter last year.

For the full year revenues were up 11.7% to $1.3 billion while operating income of 85.7 million was 15.2% higher than the 74.4 million posted in 2013. In 2014 net income rose 19.2% to 52 million from 43.6 million earned in the year before. Diluted earnings per share were $2.04 versus a $1.73 in 2013. Our effective tax rate was 30.8% for the fourth quarter of 2014 and 36% for the full year.

At December 31, 2014 total debt was $83 million net of our $4.4 million cash balance at year-end. Our net debt-to-total capital was 17.7%, this compares to total debt of $76.9 million and net debt-to-total capital of 20.1% at the end of 2013.

Interest expense for the full year was $1.9 million lower than in the prior year. Net capital expenditures for 2014 were $112 million including equipment acquired with capital leases. This compares to $122 million of net capital expenditures in 2013. In 2015, the company currently plans net capital expenditures of approximately $125 million. This level of investment reflects primarily replacement revenue equipment, several real-estate projects and investments in technology.

Now I’d like to turn the call back to Rick.

Rick O’Dell — President and CEO

Thank you, Fred. We exited 2014 well positioned for further margin improvement and earnings growth in the coming year. I believe our ongoing investments in technology and quality will allow us to continue to operate service level that our customers find to be unique and valuable. And finally I believe that this consistent strategy provides a strong foundation for long-term profitable growth and increased shareholder and customer value. With these comments we’re now ready to answer your questions.

Operator?

Question-and-Answer Session

Operator

[Operator Instructions]. First from Wolfe Research, we will take Scott Group.

Scott Group — Wolfe Research

So, Rick, you talked about — you feel like positioned well for margin improvement and earnings growth. And obviously there’s a concern about the impact of lower fuel, and what it means for LTL profitability and earnings. Can you talk to that, and what kind of potential earnings headwind that is, and what you are doing to offset that? And I guess we’ll go from there.

Rick O’Dell — President and CEO

Sure. Well, obviously we have a large variety of fuel surcharge programs within our customer base and firstly I really don’t care whether I get yield out of a fuel surcharge or base rate as long as the account makes money. These programs vary price with fluctuating fuel prices so it’s generally fair to customers and the company over a period of time. But when you kind of have a macro change in fuel prices or a material change, which has happened recently some of the programs or accounts really have to be reevaluated to ensure that the combination of base rate and the surcharge of revenue that you’re currently generating versus your costs are generating adequate margin. So, it really kind of forces us to look at kind of what the impact is on account by account basis, what’s going on and what changes we need to make in base or changes surcharge function to make sure that we didn’t — now the combination of base rates is too low because we potentially had some margin in the surcharge.

So the positive side of that is the customer’s fuel surcharge is down 4% he’s seeing a reduced cost so sometime it’s easier to go and get bigger base rate increase. Let’s say you go then for 7% it’s really net-net for budgetary purposes, that’s only a 3% increase from a cost standpoint and sometimes that’s tolerable for them. And furthermore they’ll forget that most customer’s LTL spend is dwarf to LTL spend and those surcharges have come down even more than that. So to the extent they have a transportation budget they have a way favorable variance that we can if we need to make some adjustments because the account is no longer profitable because of some change or isn’t generating appropriate margins we’re in a position to go do that and sometimes they have a better budget tolerance. So, it’s the pros and cons of this I think when you it’s fair and generally it works particularly at the increment but when you see a backward shift with this sometimes you have to go back and look at these mechanisms they’re all little different.

Scott Group — Wolfe Research

So, is what you’re saying is it’s an issue but the pricing is good enough right now where we can actually put in more pricing than we were thinking and make ourselves whole?

Rick O’Dell — President and CEO

We kind of changed our targeted pricing philosophy in the second half of last year because we felt margins weren’t adequate given some of the capacity constraint costs that we’re seeing so we’ve been getting some substantial increase yields during that time period and we would expect to continue that. And if that needs to step up a little bit because an account doesn’t operate because of the fuel surcharge function and we’ll change the target again.

Scott Group — Wolfe Research

Okay. So maybe just the last question for me. I think you guys have talked about trying to get to a low 90s, maybe even a high 80s operating ratio over the next couple of years, year or two. Does this lower fuel environment change, any of that, and make it tougher, easier? Is that still the goal?

Rick O’Dell — President and CEO

I don’t ever remember this business being easier, or anything about it, necessarily but maybe that part I’ve just forgotten or something; but you always have your challenges and I think what I would say is we’re familiar with the pricing fundamentals of our accounts. We have a good profitably management model and we have a history of managing for yield effectively and we’re going to continue to do that. I haven’t changed my opinion on that opportunity. And fuel prices declined in the fourth quarter and I thought our margins were pretty good in the fourth quarter.

Scott Group — Wolfe Research

Yes okay. All right, thank you. I’ll pass it along.

Operator

Next we have Brad Delco from Stephens.

Brad Delco — Stephens

Rick I wanted to ask you one of the data points that came out in the results was the rate for shipment it was down 2.7% year-over-year but looks like it was roughly flat sequentially. Can you talk about the drivers of that and is there any concern that you’re seeing less shipments from your customers that they’re signs of the slowing economy?

Rick O’Dell — President and CEO

I don’t know to be honest with you. We’ve been pushing so much on the yield over the second half of the year and I could tell you that I personally think it’s more business mix but until you saw everyone’s results you might be able to get something out of the marketplace. Obviously I think we’re the first LTL company to announce, but I would tell you specifically in the middle of the second quarter when we were really having some pretty serious capacity constraints and incurring a lot of high cost for just transportation, we changed our spot quoting for pricing dramatically. And that volume for us was down pretty significant and there are a lot of those shipments. They average about 8,000 pounds and they’re a lot of shipments in that 5,000 to 10,000 pound category that impacted our weight for shipment when we changed our pricing philosophy on that. It was about 1% of our revenue but it was a much higher percentage of our tonnage. And my philosophy was there is no reason to discount my LTL rates in a time when your capacity down. So we cannot quit doing that spot quoting to the degree that we were, we actually dramatically changed our pricing and revenue in that segment got cut in half. And then secondarily I think we are repricing very aggressively to have this material shipment, and those chemical shippers and people tend to be much higher industrial shipments tend to be your higher weighted shipments. And we have seen some decline in our shipment count due to repricing, and obviously challenged driver market, truckload hazmat capacity is more challenging to get than what it used to be. And we think those guys have to pay their fair share for us handling those hazardous materials.

So I think that has some impact on some of those heavy weighted shipments as well.

Brad Delco — Stephens

That’s good color. And then maybe just one more quickly on the yield. Yields up 6%, I think well above, they were well above our expectation. Can you kind of quantify us what the impacts were, maybe mixed length of haul and then also fuel? Because I would imagine fuel coming down would have pressured that so could make the deals even better?

Rick O’Dell — President and CEO

I mean — again we have that theoretical model that adjust for length of haul and weight per shipment and fuel surcharge. And we feel that our yields were up over 5%. That’s for weight per shipment and length of haul. Both our length of haul and weight per shipment went up. And I think that same comparable number from the third quarter was 4%. So our true yield trend went up 1% and contract renewals were very favorable in the quarter and we would expect that yield momentum to continue, if not to continue to accelerate.

Operator

Next we have Bill Greene from Morgan Stanley.

Bill Greene — Morgan Stanley

Rick, I wanted to ask you a little bit for some color on how to think about what all these moving parts — the efforts on yield, the fuel surcharges, and how those are changing, and of course the mix effects — typically we think about the OR in the first quarter would be a little bit worse than the fourth quarter. But can you offer any color there about how to think about these moving pieces and how it could affect it?

Rick O’Dell — President and CEO

We think because of our yield momentum we would expect our OR to improve, from 4Q to 1Q, even though 4Q was pretty good. Historically it tends to have a lot of swings between first quarter and fourth quarter and it depends on certain dynamics in the quarter particularly impacted by weather. I mean we were fortunate to avoid a lot of weather issues in the fourth quarter and had good — shipment counts were up 7% range it was a pretty favorable quarter for us, but due to yield momentum that we have you know there is a general rate increase in the 1st of January and favorable contract renewals that we have and our outlook is to improve the OR from that in the first quarter.

Bill Greene — Morgan Stanley

Good. How does the tonnage growth — I might have missed that you might have said how January tonnage was?

Rick O’Dell — President and CEO

Fritz will answer that.

Fritz Holzgrefe — VP, Finance and CFO

If you look at sort of year-to-date January shipments, were up modestly, but one trend we do see so far in January we see weight per shipment down. So overall tonnage is down modestly year-over-year, but I think we going to keep that in context of what Rick described around all of our emphasis on yield and the January GRI.

Bill Greene — Morgan Stanley

Yes. Now let me just clarify one thing. So Rick in your comments you said, hey look we are willing to forgo some tonnage in so far as we are becoming more profitable in the tonnage that we keep and what not because of the yield focus. So is there a level where we would worry about demand. Is there — operating leverages of business start to kick in at down two tonnage or three tonnage or something like that, or are we so far from this because of the yield environment we have to yet worry?

Rick O’Dell — President and CEO

To me flat shipments to down a couple of percent, if you can get mid or high single-digit rate increases would have a meaningful improvement on our operating ratio particularly with some of the efficiency initiatives that we have with the company. So I think it’s — we are pretty focused on getting to 80s, 80s operating ratio I supposed to just growing and we grew significantly last year and I wasn’t very happy with our margin. So we have changed our focus to a pricing and yield management story, at this point the demand environment seems solid enough that we have been able to be pretty successful getting rate increases. And what we tend to see, we go to customers for a meaningful increase, there was a segment of their business that operates okay and there is a segment of their business that operates very poorly. I mean we don’t just take 5% on the account overall, we are taking 5% in one and then some it might 15%, 20% and then we are going to find out whether we get that business reprised or an audit comes out its operating in head haul lane out of Chicago then the cost come out. It’s a part of what we are seeing, a combination of effective yield management and effective optimization that some of the sub-optimal costs that we saw last year get re-optimized and the business gets re-optimized as well.

Operator

And next we have Art Hatfield from Raymond James.

Art Hatfield — Raymond James

As I think about the big picture and I think about 2015, I looked back to past couple of years I go back to ‘13, you had modest growth no tonnage growth but you had good yield improvement and you had good improvement in the OR; and ‘14 you had great top-line growth but the OR didn’t move that much. Can you help — you have kind of talked around this but can you talk more specifically about how you think about that balance in ‘15 and beyond for the company?

Rick O’Dell — President and CEO

Well there was always a balance. I mean we wouldn’t be well down 7% to 8% in tonnage and you will see obviously we are investing in sales resources particularly in field sales. But there is a segment in our national account business that we see a big opportunity and were we still don’t have the pricing right particularly in today’s higher cost environment. And I think we’re going to see some inflationary cost pressure from driver wages and we all know that absent fuel, the truck load market is increasing cost and I think there is another sign that the rails are going to back off the intermodal service portion of our linehaul cost. So we see that we need to be properly compensated for what we do and I am not very satisfied with where our margins are, so I mean it’s always a balance. But we are working diligently on business mix management in conjunction with our cost initiatives and I think the environment is pretty good for that. I mean with the wage increases are people are doing, with some of these other external factors that are going to be inflationary I think the rates are going to have to go up. And we think our rates compared to our value proposition as a segment of our customer mix needs to be re-priced, we’re prepared to do that and we think the environment is good for that.

Art Hatfield — Raymond James

That’s helpful. Just one other question. Obviously the term of the day is energy or term of the day is energy exposure I know that’s two words but it’s energy exposure. So can you talk a little bit about what maybe your exposure is to the energy industry, one? And two if we do see a reduction in production environment is there anything in there that could you help on the cost side, i.e little bit pressure on the labor side?

Rick O’Dell — President and CEO

Obviously some of the oilfield markets have driven up the demand for drivers when we were in some of those places like Odessa, Texas and paying signing bonuses and things like that, that should kind of mitigate some of those types of things from a driver availability standpoint. And then just from an exposure standpoint if you just look at it off of — Sipco has figured out kind of what the customer mix is — we have about 8% exposure to energy overall. And I think the other comment that we all have to look at when you talk about the economy is with the fuel prices coming down lot of disposable income is going up dramatically I guess no one wants to talk about that?

Art Hatfield — Raymond James

Apparently not but I think you are on the right track with that and I appreciate the time today, Rick.

Rick O’Dell — President and CEO

Alright, thanks.

Operator

Next we have Jason Seidl from Cowen and Company.

Jason Seidl — Cowen and Company

Just kind of sticking with that on the exposure side, what’s the breakdown for you guys between industrial manufacturing and retail right now?

Rick O’Dell — President and CEO

It’s about 40 — retail 40% industrial and kind of 20% is distribution I don’t know where which category you put the distribution side into but that’s kind of mix that we have had for some time.

Jason Seidl — Cowen and Company

Alright. And the decline into January on the weight of the shipment, do you think — have you seen a drop off in sort of on the industrial shipment side because of the strong dollar. I know I have had a couple of clients asking me about that?

Rick O’Dell — President and CEO

I don’t know. I mean the majority of our decline in weight per shipment is purely in this 5,000 to 10,000 pounds segment. So again I don’t know how much of that is —.

Jason Seidl — Cowen and Company

Any chance that’s from the hazardous materials?

Rick O’Dell — President and CEO

It’s because of our hazmat pricing and or because of the spot quote pricing changes that we made.

Jason Seidl — Cowen and Company

Okay. That’s fair enough. And I guess my next question is on the dimensioners equipment you said I think you said 30% by the end of the year is where you guys are going to be, I am just looking for some clarification on that?

Rick O’Dell — President and CEO

We went from 27 at the end in the fourth quarter of last year to 30, they have actually all been installed. Additional three have been installed in January and we were just looking at, there are some lanes that freight travels through and didn’t have the opportunity to put through a dimensioner. But your other number is actually right as well — we currently run about 30% of our shipments go through the dimensioner.

Jason Seidl — Cowen and Company

And you said that probably had a positive impact on your revenue per hundred weight that was just hard to pull up, correct?

Rick O’Dell — President and CEO

It does, I mean obviously as we get the more accurate class over a period of time in the density in some cases you can change the bill depending upon the customer’s pricing program. And in another cases we have a more accurate measurement of the density to apply to their profitability model and we go to them and say we’ve historically thought your density was 9 pounds per cubic foot and it’s really 11. Therefore there is a 20% change in our line haul cost and we need to be compensated for that.

Jason Seidl — Cowen and Company

Okay. Perfect. That’s all I have for today. Thanks for your time as always guys. I appreciate it.

Operator

Next we have Tom Albrecht with BB&T Capital.

Tom Albrecht — BB&T Capital

Can you walk through the LTL tons per day October, November, December and then I wanted to follow up on Fritz’s January comment.

Fritz Holzgrefe — VP, Finance and CFO

Sure. If you look at our LTL tonnage year-over-year October through November-December, you would see up 6.4% in October, 3.9% November, 2.7% in December. So for the quarter those are the elements.

Rick O’Dell — President and CEO

And just for clarity if we — everyone remembers it was a year ago when the Vitran/Central Transport merger took place in December, and we saw significant step up in tonnage from mid-December into January of last year so the comps get more difficult, but I don’t know what we kind of seen through the quarter was — actually I thought December was stronger than I would have thought that it would have been given kind of where we were in 2Q.

Tom Albrecht — BB&T Capital

Okay, and then just to make sure I understood what you were saying earlier Fritz, were you saying that tons were down about 2% in January and shipments were up like 1%?

Fred Holzgrefe — VP, Finance and CFO

Shipments were up a little north of 1% adjusted for the January 2nd sort of quasi-holiday there. And then you look at the tonnage, were down sort of right around 1%-1.5%. So net-net kind of — shipments up tons down, so weight per shipment is down.

Tom Albrecht — BB&T Capital

And then what was your fuel surcharge as a percentage of revenues I know you give that every quarter in the quarterly filings?

Rick O’Dell — President and CEO

No, we don’t break out fuel surcharge separately.

Tom Albrecht — BB&T Capital

Okay, and then where did healthcare finish 2014?

Fred Holzgrefe — VP, Finance and CFO

Total healthcare cost, that would have been right around $20 million for the quarter, full year would have been little north of 80 million.

Tom Albrecht — BB&T Capital

All right, and then what about, Rick, on the contract renewals I know you said that they were favorable and strong and all that. What about — can you talk a little bit about specifically what kind of contract renewal rates you’re experiencing?

Rick O’Dell — President and CEO

They’re high single digits so 8% to 9% range.

Tom Albrecht — BB&T Capital

Okay.

Rick O’Dell — President and CEO

And again we started that in the third quarter of last year and it continued to gain some momentum through those contract renewals. We kind of raised our standards from a profitability management standpoint by lane.

Tom Albrecht — BB&T Capital

And I guess the other question I had is your sales force increased. I would expect though that you would still have expectations of tonnage growth if you’re bringing on 8% more field sales agents. What is your outlook after we get pass maybe this unusual first quarter comparison? Would you expect tonnage to grow given the increase in the sales force?

Rick O’Dell — President and CEO

I think it just depends I think we should grow field business which operates well and has a better yield component, but we may trade off national account business and lanes that are in their way.

Tom Albrecht — BB&T Capital

Okay, and I guess the last question on the fuel surcharge I asked but in the third quarter your 10-Q said that it was 16.7% of revenues. If we just look at the change in diesel fuel prices from the beginning to end — or maybe from the third quarter to the fourth quarter, down about 7%. Would that be an appropriate way to try to think about what may have happened to your surcharge revenues?

Rick O’Dell — President and CEO

I think that’s probably right.

Tom Albrecht — BB&T Capital

All right, that’s all I had. Thank you.

Rick O’Dell — President and CEO

I think during the quarter the surcharge has come down a little more slowly [multiple speakers] it has a lag effect. And I am sorry I just didn’t — we only report those numbers in the Q and so I didn’t bring them with me I apologize.

Tom Albrecht — BB&T Capital

That’s okay. Thank you.

Operator

Next we will go to David Ross from Stifel Nicolaus.

David Ross — Stifel Nicolaus

Rick, can you talk a little bit about any impact you guys saw, positive or negative, from the West Coast for congestion issues over the past quarter?

Rick O’Dell — President and CEO

I think there is been some higher at times truckload rates out there, particularly on the expedited site. I don’t know any other specific items. Our West Coast shipment count growth has probably been similar to our company. So I don’t know that we’ve seen a specific dynamic with respect to the LTL volume growth out there other than some sporadic spikes in your spot market out there.

David Ross — Stifel Nicolaus

And then you talked about intermodal rates still going higher from the rails for some of your line haul miles. Can you comment on service levels? Has service gotten better in the intermodal lanes?

Rick O’Dell — President and CEO

I think service is a little better and availability is obviously clearly better than it was last year when they had disruptions. But there’s a couple of lanes where we are still being limited on trailer availability.

David Ross

Excellent well, thank you very much.

Operator

And next we will move back to Scott Group with Wolfe Research.

Scott Group — Wolfe Research

Hey guys sorry about that, I was on mute. So, I’m not sure if this came up, so just wanted just follow up. In terms of the tonnage trend, do you think that this is some of the LTL spillover from truckload starting to reverse at all? Are you seeing any signs of that?

Rick O’Dell — President and CEO

I mean our weight per shipment decline really happened after — at the end of the first half of 2014. Right, so if you really look at when our weight per shipment declined, was middle of last year. And then since then, there have been some slight declines in it since then, but no major move. In other words, so, we’re down what 30 pounds year-over-year but it really happened at the end of 2Q of last year; which was a time when the truckload market was starting to get back to normal and the rail service availability was improved. And then you combine that with our pricing actions on the spot side and with some of these major industrial customers. I mean I think that probably has happened, but I think it’s been going on for seven months. It’s not something that just happened in December.

Scott Group — Wolfe Research

Okay. No that makes sense. Thank you guys. Appreciate it.

Operator

Next from BB&T we will move back to Tom Albrecht.

Tom Albrecht — BB&T Capital

Rick, now you know why they call analysts anal; so just want to explore something. So, on the 6% yield improvement, when I look at the positive inputs to that — pounds per shipment and length of haul — they both tally a little over 6%. Now, I realize it’s not one-for-one, so those two would offset. And then the surcharge — or they would be aged to yield. And then the surcharge as a percentage of revenues may have dropped 5% to 7% sequentially. And then the base renewals, upper-single-digit, that’s ultimately how you settle on what you think is a mix-adjusted 5% increase?

Rick O’Dell — President and CEO

That’s correct.

Tom Albrecht — BB&T Capital

All right, so — okay. I just wanted to make sure I was looking at it correctly.

Rick O’Dell — President and CEO

That’s right.

Tom Albrecht — BB&T Capital

Okay, thank you.

Rick O’Dell — President and CEO

Well, it doesn’t appear as if there’s any other questions, so we certainly like to express our appreciation for your interest in SAIA. Thanks for joining us.

Operator

Once again ladies and gentlemen, that does conclude today’s conference. Thank you for your participation.